UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2005

Digital River, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-24643	41-1901640
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9625 West 76th Street, Suite 150, Eden Prairie, MN	55344
(Address of principal executive offices)	(Zip Code)

(952) 253-1234

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

Effective on December 14, 2005, in connection with the closing of its previously announced acquisition of Commerce5, Inc., Digital River, Inc. adopted an Inducement Equity Incentive Plan (the “Plan”) for Commerce5 executives who will join Digital River as a result of the acquisition.  A total of 87,500 restricted shares of Digital River stock will be issued under the Plan, subject to vesting based upon Commerce5 meeting certain performance goals.  A copy of the Plan is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On December 14, 2005, Digital River completed its previously announced acquisition of Commerce5, Inc., a leader in enterprise class outsourced e-commerce solutions for high-tech manufacturing and consumer electronics markets, which becomes a wholly-owned subsidiary of Digital River. Under the terms of the agreement, Digital River acquired Commerce5 for approximately $45 million in cash, composed of payments to stockholders of $32.4 million plus payment of $12.6 million in liabilities. In addition, as described above, pursuant to the terms of the Plan, a total of 87,500 restricted shares of Digital River stock will be issued to retain services of certain Commerce5 executives following the acquisition.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Inducement Equity Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Digital River, Inc.

Date: December 19, 2005	By:	/s/ Thomas M. Donnelly
Thomas M. Donnelly
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Inducement Equity Incentive Plan.